EXHIBIT 3.1

FOURTH AMENDMENT TO

THIRD AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP
OF EOP OPERATING LIMITED PARTNERSHIP

      THIS FOURTH AMENDMENT (this “Amendment”) TO THIRD AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF EOP OPERATING LIMITED PARTNERSHIP (the“Agreement”), dated May 25, 2004, is entered into by EQUITY OFFICE PROPERTIES TRUST, a Maryland real estate investment trust, as the general partner (the“General Partner”) of EOP Operating Limited Partnership, a Delaware limited partnership (the “Partnership”), for itself and on behalf of the Limited Partners of the Partnership.

      WHEREAS, on May 25, 2004, pursuant that certain contribution agreement dated April 20, 2004 (the “Contribution Agreement”), Angelview Investors Limited Partnership (“Angelview”) contributed property to CA-Orange Limited Partnership in exchange for units of limited partnership interest in the Partnership (the “Angelview Units”);

      WHEREAS, pursuant to the Contribution Agreement, Angelview has elected to become a Part II Protected Partner pursuant to the Agreement, thereby agreeing to restore, upon certain conditions, all or a portion of any deficit balance in its Capital Account; and

      WHEREAS, the General Partner desires to amend the Agreement in order to designate Angelview as a Part II Protected Partner.

      NOW, THEREFORE, in consideration of the premises set forth above and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the General Partner hereby amends the Agreement as follows:

1. Addition of Exhibit E-10 to the Agreement. Exhibit E-10 to the Agreement is hereby created and made part of the Agreement by incorporating the content of Exhibit A attached to this Amendment, which sets forth specific additional agreements regarding certain additional rights and obligations of Angelview and the Partnership.

2. Addition to Exhibit E to the Agreement. Exhibit E to the Agreement is hereby modified by inserting, at the end of the Exhibit,

           “(10) Protected Amount is as provided for in Exhibit E-10.”

3. Defined Terms. All capitalized terms used in this Amendment and not otherwise defined shall have the meanings assigned to them in the Agreement. Except as modified by this Amendment and Exhibit A hereto, all terms and conditions of the Agreement shall remain in full force and effect, which terms and conditions the General Partner hereby ratifies and affirms.

4. Time Is of the Essence. Time is of the essence as to each and every provision of this Amendment.

      IN WITNESS WHEREOF, the undersigned has executed this Amendment as of the date first set forth above.

EQUITY OFFICE PROPERTIES TRUST, a Maryland real estate investment trust, the General Partner of EOP Operating Limited Partnership and on behalf of existing Limited Partners

By:	/s/ RICHARD BERK

Name: Richard Berk
Title: Vice President

EXHIBIT A

EXHIBIT E-10

(Angelview Investors — CA Orange Agreement)

Background

      On May 25, 2004, in connection with the closing of the transactions contemplated by the Contribution Agreement by and among ANGELVIEW INVESTORS LIMITED PARTNERSHIP, an Illinois limited partnership (“Contributor”), the Partnership, and CA-ORANGE LIMITED PARTNERSHIP, a Delaware limited partnership that is directly and indirectly wholly-owned by the Partnership, dated May 25, 2004 (the “Contribution Agreement”), Contributor received 1930 Class B Units of limited Partnership Interest in the Partnership (the “Units”), based on a price per Unit of $25.89, in exchange for its interest in the “Property”, as defined in the Contribution Agreement. In connection with the issuance of the Units, the Fourth Amendment, dated May 25, 2004 (the “Fourth Amendment”) to the Third Amended and Restated Agreement of Limited Partnership of EOP (the “Agreement”), was executed adding this Exhibit E-10 to the Agreement, setting forth specific agreement regarding additional rights and obligations of Contributor and the Partnership.

      All Capitalized terms used and not otherwise defined in this Exhibit E-10 have the meanings assigned in the Agreement or the Fourth Amendment, as applicable.

Specific Agreement

      Contributor’s Obligation to Restore Deficit Capital Accounts. Contributor shall be a Part II Protected Partner pursuant to the Agreement, with a Protected Amount not in excess of $23,354,857.00; provided that Contributor has delivered to the General Partner, an Election to Undertake Obligation to Restore Deficit Capital Account (the “DRO Election”), in the form attached to the Contribution Agreement as Exhibit B thereof. Notwithstanding any obligation of the Partnership referred to in the Contribution Agreement, the Partnership shall not be obligated to maintain any level of indebtedness that qualifies as a Recourse Liability (as defined in the Agreement). Neither the Partnership nor the General Partner has or will make any representation or warranty to Contributor that the DRO Election will be effective to cause Contributor to be considered to bear the “economic risk of loss” with respect to indebtedness of the Operating Partnership for purposes of either Section 752 or Section 465 of the Code. Upon becoming effective, the DRO Election shall be irrevocable, cannot be reduced, and shall be binding upon successive transferees of the Contributor, except as provided in Section 13.3.D of the Agreement.